PURCHASE AND SALE AGREEMENT

BETWEEN

NORTHCROSS PROPERTY, LLC,
AS SELLER

AND

THE PHILLIPS EDISON GROUP LLC,
AS PURCHASER

DATED MAY 6, 2013

Purchase and Sale Agreement – Northcross Shopping Center

TABLE OF CONTENTS

		Page No.

Article 1
BASIC INFORMATION

1.1	Certain Basic Terms	1
1.2	Closing Costs	2
1.3	Notice Addresses:	3

Article 2
PROPERTY

2.1	Property	4

Article 3
EARNEST MONEY

3.1	Deposit and Investment of Earnest Money	5
3.2	Independent Consideration	5
3.3	Form; Failure to Deposit	5
3.4	Disposition of Earnest Money	5

Article 4
DUE DILIGENCE

4.1	Due Diligence Materials To Be Delivered	5
4.2	Due Diligence Materials To Be Made Available	7
4.3	Physical Due Diligence	8
4.4	Due Diligence/Termination Right	8
4.5	Return of Documents and Reports	8
4.6	Service Contracts	9
4.7	Proprietary Information; Confidentiality	9
4.8	No Representation or Warranty by Seller	9
4.9	Purchaser’s Responsibilities	9
4.10	Purchaser’s Agreement to Indemnify	10
4.11	Environmental Studies	10

Article 5
TITLE AND SURVEY

5.1	Title Commitment	10
5.2	Updated Survey	10
5.3	Title Review	10
5.4	Delivery of Title Policy at Closing	11

Article 6
OPERATIONS AND RISK OF LOSS

6.1	Ongoing Operations	11
6.2	Damage	12
6.3	Condemnation	13

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6.4	Settlement of Pending Litigation	13

Article 7
CLOSING

7.1	Closing	13
7.2	Conditions to Parties’ Obligation to Close	13
7.3	Seller’s Deliveries in Escrow	14
7.4	Purchaser’s Deliveries in Escrow	15
7.5	Closing Statements	16
7.6	Purchase Price	16
7.7	Possession	16
7.8	Delivery of Books and Records	16
7.9	Notice to Tenants	16

Article 8
PRORATIONS, DEPOSITS, COMMISSIONS

8.1	Prorations	16
8.2	Leasing Costs	18
8.3	Closing Costs	18
8.4	Final Adjustment After Closing	19
8.5	Tenant Deposits	19
8.6	Commissions	19

Article 9
REPRESENTATIONS AND WARRANTIES

9.1	Seller’s Representations and Warranties	19
9.2	Purchaser’s Representations and Warranties	20
9.3	Survival of Representations and Warranties	21

Article 10
DEFAULT AND REMEDIES

10.1	Seller’s Remedies	21
10.2	Purchaser’s Remedies	22
10.3	Attorneys’ Fees	22
10.4	Other Expenses	23

Article 11
DISCLAIMERS, RELEASE AND INDEMNITY

11.1	Disclaimers By Seller	23
11.2	Sale “As Is, Where Is”	23
11.3	Seller Released from Liability	24
11.4	“Hazardous Materials” Defined	25
11.5	Indemnity	25
11.6	Survival	25

Article 12
MISCELLANEOUS

12.1	Parties Bound; Assignment	25

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12.2	Headings	25
12.3	Invalidity and Waiver	25
12.4	Governing Law	25
12.5	Survival	25
12.6	Entirety and Amendments	26
12.7	Time	26
12.8	Confidentiality	26
12.9	No Electronic Transactions	26
12.10	Notices	26
12.11	Construction	26
12.12	Calculation of Time Periods; Business Day	26
12.13	Execution in Counterparts	27
12.14	No Recordation	27
12.15	Further Assurances	27
12.16	Discharge of Obligations	27
12.17	No Third Party Beneficiary	27
12.18	Reporting Person	27
12.19	Mandatory Arbitration	27
12.20	Books and Records	28
12.21	Seller Debts	28
12.22	Material Adverse Change	28

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LIST OF DEFINED TERMS

Page No.
ADA	14
Additional Earnest Money	1
Additional Property Information	7
Agreement	1
Assignment	14
Broker	2
Business Day	27
Casualty Notice	12
CERCLA	24
Closing	13
Closing Date	2
Deed	14
Due Diligence Approval Notice	8
Due Diligence Termination Notice	8
Earnest Money	1
Effective Date	2
Escrow Agent	2
Execution Date	2
Financial Information	28
Hazardous Materials	25
Improvements	4
Independent Consideration	5
Initial Earnest Money	1
Inspection Period	2
Intangible Personal Property	5
Land	4
Lease Files	6
Leases	4
Leasing Costs	18
Material Damage	13
Materially Damaged	13
Nail Salon TI Allowance	19
OFAC	20
Operating Expenses	18
Operating Statements	6
Pending Litigation	5
Pending Litigation Settlement	14
Permitted Exceptions	11
Permitted Outside Parties	9
Property	4
Property Documents	8
Property Information	6
Property Information Delivery Date	2
Purchase Price	1
Purchaser	1

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Real Property	4
Rent Roll	6
Report	9
Reports	9
SEC	27
Seller	1
Seller Debts	28
Seller’s Representatives	21
Service Contracts	5
Survey	11
Survival Period	21
Tangible Personal Property	4
Taxes	17
Tenant Receivables	17
Title and Survey Review Period	2
Title Commitment	10
Title Commitment Delivery Date	2
Title Company	1
Title Policy	11
to Seller’s knowledge	21
to the best of Seller’s knowledge	21
Unbilled Tenant Receivables	17
Uncollected Delinquent Tenant Receivables	17
Yoga TI Allowance	18

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PURCHASE AND SALE AGREEMENT
Northcross Shopping Center in Austin, Texas

This Purchase and Sale Agreement (this “Agreement”) is made and entered into by and between Purchaser and Seller.

RECITALS

A.           Defined terms are indicated by initial capital letters. Defined terms shall have the meaning set forth herein, whether or not such terms are used before or after the definitions are set forth.

B.           Purchaser desires to purchase the Property and Seller desires to sell the Property, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Purchaser to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Purchaser and Seller agree as follows:

Article 1
BASIC INFORMATION

1.1           Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1	Seller:	NORTHCROSS PROPERTY, LLC, a Delaware limited liability company

1.1.2	Purchaser:	THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company

1.1.3	Purchase Price:	$61,500,000.00.

1.1.4	Earnest Money:	$300,000.00 (the “Initial Earnest Money”), including interest thereon, to be deposited in accordance with Section 3.1 below, to be increased by $700,000.00 (the “Additional Earnest Money”) to $1,000,000.00, plus interest thereon, pursuant to Section 3.1.

1.1.5	Title Company:	Alamo Title Company 5599 San Felipe, Suite 1400 Houston, Texas 77056 Attn.: Paul W. “Lucky” Long Facsimile number: 713.966.4061 E-mail: llong@alamotitle.com

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1.1.6	Escrow Agent:	Alamo Title Company 5599 San Felipe, Suite 1400 Houston, Texas 77056 Attn.: Paul W. “Lucky” Long Facsimile number: 713.966.4061 E-mail: llong@alamotitle.com

1.1.7	Broker:	CBRE, Inc.

1.1.8	Effective Date:	May 6, 2013.

1.1.9	Property Information Delivery Date:	The date which is one Business Day after the Effective Date.

1.1.10	Title Commitment Delivery Date:	The date which is five Business Days after the Effective Date.

1.1.11	Title and Survey Review Period:	The period ending May 21, 2013.

1.1.12	Inspection Period:	The period that began on May 6, 2013 and will end on May 31, 2013.

1.1.13	Closing Date:	The date which is thirty (30) days after the expiration of the Inspection Period, as such date may be extended in accordance with Section 7.3.7 of this Agreement.

1.1.14	Execution Date:	The date on which this Agreement is executed by the latter to sign of Purchaser or Seller, as indicated on the signature page of this Agreement. If the execution date is left blank by either Purchaser or Seller, the Effective Date shall be the execution date inserted by the other party.

1.2           Closing Costs. Closing costs shall be allocated and paid as follows:

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COST	RESPONSIBLE PARTY

Title Commitment required to be delivered pursuant to Section 5.1	Seller

Premium for standard form Title Policy required to be delivered pursuant to Section 5.4	Seller

Premium for any upgrade of Title Policy for extended or additional coverage and any endorsements to the Title Policy desired by Purchaser, any inspection fee charged by the Title Company, tax certificates, municipal and utility lien certificates, and any other Title Company charges	Purchaser

Costs of Survey and/or any revisions, modifications or recertifications thereto	Purchaser

Recording Fee	Purchaser

Any deed taxes, documentary stamps, transfer taxes, intangible taxes, mortgage taxes or other similar taxes, fees or assessments	Purchaser

Any escrow fee charged by Escrow Agent for holding the Earnest Money or conducting the Closing	Purchaser ½ Seller ½

Real Estate Sales Commission to Broker	Seller

All other closing costs, expenses, charges and fees	Purchaser

1.3           Notice Addresses:

Purchaser:
The Phillips Edison Group LLC
11501 Northlake Drive
Cincinnati, Ohio 45249
Attention: Joel Staffilino and Hal Scudder
Facsimile: 513.956.5660
E-mail:

jstaffilino@phillipsedison.com and
hscudder@phillipsedison.com

Copy to:
Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue, Suite 101
Bloomfield Hills, Michigan 48304-5151
Attention: J. Adam Rothstein, Esq.
Facsimile: 248.566.8479
E-mail:arothstein@honigman.com
Seller: c/o Q Investments 301 Commerce Street, 32nd Floor Fort Worth, Texas 76102 Attention: Thomas F. Ellis III Facsimile: 817.332.9606 E-mail: tellis@acmewidget.com	Copies to:
Northcross Property, LLC
c/o Q Investments
301 Commerce Street, 32nd Floor
Fort Worth, Texas 76102
Attention: Business Affairs
Facsimile: 817.332.9606
E-mail: businessaffairs@acmewidget.com

Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Randy R. Jurgensmeyer
Telephone: 214.220.7790
Facsimile: 214.999.7790
E-mail: rjurgensmeyer@velaw.com

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Article 2
PROPERTY

2.1           Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1           Real Property. The land described in Exhibit A hereto (the “Land”), together with (a) all improvements located thereon, but expressly excluding improvements and structures owned by any tenant or other third party (“Improvements”), (b) without warranty, all right, title and interest of Seller, if any, in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and (c) without warranty, all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining the Land (collectively, the “Real Property”).

2.1.2           Leases. All of Seller’s right, title and interest, without warranty, in all leases of the Real Property, including leases which may be made by Seller after the Effective Date and prior to Closing as permitted by this Agreement (the “Leases”).

2.1.3           Tangible Personal Property. All of Seller’s right, title and interest, without warranty, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned or leased by Seller’s property manager or tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4           Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trade marks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); contract rights related to the operation, ownership or management of the Real Property, including maintenance, service, construction, supply and equipment rental contracts, if any, but not including Leases (collectively, the “Service Contracts”) (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement); warranties (to the extent assignable without cost to Seller); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); telephone exchange numbers (to the extent assignable without cost to Seller); and all of Seller’s rights and liabilities related to the settlement of the pending claims and litigation described on Exhibit E attached hereto (collectively, the “Pending Litigation) satisfactory or acceptable to Purchaser pursuant to Section 7.2.4 (all of the items described in this Section 2.1.4 collectively referred to as the “Intangible Personal Property”). Tangible Personal Property and Intangible Personal Property shall not include (a) any appraisals or other economic evaluations of, or projections with respect to, all or any portion of the Property, including, without limitation, budgets prepared by or on behalf of Seller or any affiliate of Seller, (b) any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to the Property and/or Seller, or which are subject to a confidentiality agreement, and (c) any trade name, mark or other identifying material that includes the name “Q Investments” or the name “Acme Widget” or any derivative thereof.

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Article 3
EARNEST MONEY

3.1           Deposit and Investment of Earnest Money. Within two (2) Business Days after the Execution Date, Purchaser shall deposit the Initial Earnest Money with Escrow Agent. If upon the expiration of the Inspection Period, this Agreement is still in force and effect, Purchaser shall, no later than the last day of the Inspection Period, deposit the Additional Earnest Money as specified in Section 1.1.4 above, with Escrow Agent. Escrow Agent shall invest the Earnest Money in government insured interest-bearing accounts satisfactory to Seller and Purchaser, shall not commingle the Earnest Money with any funds of Escrow Agent or others, and shall promptly provide Purchaser and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Purchaser accepts all risks with regard to such account.

3.2           Independent Consideration. If Purchaser elects to terminate this Agreement for any reason and is entitled to receive a return of the Earnest Money pursuant to the terms hereof, the Escrow Agent shall first disburse to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for Seller’s performance under this Agreement (“Independent Consideration”), which shall be retained by Seller in all instances.

3.3           Form; Failure to Deposit. The Earnest Money shall be in the form of a certified or cashier’s check or the wire transfer to Escrow Agent of immediately available U.S. federal funds. If Purchaser fails to timely deposit any portion of the Earnest Money within the time periods required, Seller may terminate this Agreement by written notice to Purchaser, in which event any Earnest Money that has previously been deposited by Purchaser with Escrow Agent shall be immediately refunded to Purchaser and thereafter the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination hereof.

3.4           Disposition of Earnest Money. The Earnest Money shall be applied as a credit to the Purchase Price at Closing. However, if Purchaser elects to terminate this Agreement prior to the expiration of the Inspection Period, or is deemed to have terminated this Agreement, pursuant to Section 4.4, Escrow Agent shall promptly thereafter refund the entire Earnest Money (less the Independent Consideration) to Purchaser one Business Day following Escrow Agent’s receipt of a copy of the Due Diligence Termination Notice from Purchaser or a duly sworn certification by Purchaser to Escrow Agent and Seller that it did not provide a Due Diligence Approval Notice pursuant to Section 4.4 and, therefore, this Agreement has terminated pursuant to the terms of Section 4.4. In the event of a termination of this Agreement by either Seller or Purchaser for any reason, Escrow Agent is authorized to deliver the Earnest Money to the party hereto entitled to same pursuant to the terms hereof on or before the tenth Business Day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money. In such event, Escrow Agent may interplead the Earnest Money into a court of competent jurisdiction in the county in which the Earnest Money has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money, or if the Earnest Money is distributed in part to both parties, then in the inverse proportion of such distribution.

Article 4
DUE DILIGENCE

4.1           Due Diligence Materials To Be Delivered. Seller has previously delivered to Purchaser (or made available to Purchaser on an electronic data site) the following (the “Property Information”):

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4.1.1           Rent Roll. A rent roll dated as of May 1, 2013 in Seller’s standard form (“Rent Roll”) for the Property and a current tenant delinquency report.

4.1.2           Financial Information. A copy of operating statements and a summary of capital expenditures pertaining to the Property for the 12 months preceding May 1, 2013 (“Operating Statements”) and a budget for calendar year 2013.

4.1.3           Income Statements. A copy of all income statements for the Property for the year to date period and for the period that Seller has owned the Property.

4.1.4           Environmental Reports. A copy of all environmental site assessment reports, no further action letters and the like, geotechnical reports and the like, correspondence received or sent by Seller or any agent on behalf of Seller related to the Property prepared for the benefit of Seller and/or in Seller’s possession or control.

4.1.5           Tax Statements. A copy of ad valorem tax statements relating to the Property for the current tax period and for the prior years that Seller has owned the Property and all documents associated with any appeal of real estate taxes or assessments with respect to the Property for the period that Seller has owned the Property.

4.1.6           Service Contracts. A list, together with copies, of Service Contracts.

4.1.7           Personal Property. A list of Tangible Personal Property.

4.1.8           Lease Files. The lease files for all tenants, including all the Leases, amendments, modifications, extensions, guaranties, letter agreements (including commencement date letters) and assignments which are then in effect (“Lease Files”).

4.1.9           Pending Leases. A scheduled of all pending leases, letters of intent for leasing, and leases out for signature, all related to the Property.

4.1.10         Maintenance Records and Warranties. Maintenance work orders for the 12 months preceding the Effective Date and warranties, if any, on roofs, air conditioning units, fixtures and equipment.

4.1.11         CAM, Tax and Insurance Reconciliations. Copies of all common area maintenance, real estate tax and insurance reimbursement reconciliation statements with the tenants of the Property for the years that Seller has owned the Property for which such reconciliations have been completed.

4.1.12         License, Permits and Certificates of Occupancy. Licenses, permits and certificates of occupancy relating to the Property.

4.1.13         Existing Owner’s Title Insurance Policy. Seller’s existing owner’s title insurance policy with respect to the Property and all documents noted as exceptions therein.

4.1.14         Survey. A copy of the most recent as built ALTA survey of the Real Property in Seller’s possession or control.

4.1.15         Pending Litigation. A copy of the Pending Litigation.

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4.2           Due Diligence Materials To Be Made Available. To the extent such items currently exist (it being understood and agreed that Seller has no obligation to produce or compile any of the following) and are in Seller’s possession, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at either the offices of Seller’s property manager or at the Property, the following items and information (the “Additional Property Information”) on or before the Property Information Delivery Date, and Purchaser at its expense shall have the right to make copies of same:

4.2.1           Plans and Specifications; Construction. As built plans and specifications relating to the Real Property (on CDs); the most up to date site plan for the Real Property; and copies of all licenses and permits issued with respect to Real Property, including for all signage serving the Real Property.

4.2.2           Accounting Information. Schedule of security deposits and prepaid rents; trial balance schedule for the year before the Effective Date and for the current quarter; and, detail of the cash receipts and disbursements journal for the year to date and the year immediately preceding the Effective Date.

4.2.3           Operations. Vendor contact list and vendor contracts (landscaping, sweeping, snow, trash, etc.); copies of all bills for prior 12 months (electric, water, phone, landscape, lot sweeping, etc.); a schedule of utility meters and required deposits (gas, electric, telephone, water, etc.); the most recent property condition and roof reports with respect to Real Property.

4.2.4           Tenant Information. Lease abstracts for all tenants; tenant contact sheet and guarantor contact sheet (name, address, phone number); rent roll for the year preceding the Effective Date; tenant sales information for the year to date period and the period that Seller has owned the Property; invoices submitted to the tenants for the most recent calendar month; copies of tenant rent checks for the most recent calendar month; copies of tenant certificates of insurance submitted to Seller; certificates of occupancy for leased premises within the Real Property; and, copies of the most recent executed tenant estoppels and subordination, non-disturbance and attornment agreements.

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4.3           Physical Due Diligence. Commencing on the Effective Date and continuing until the Closing, Purchaser shall have reasonable access to the Property at all reasonable times during normal business hours, upon appropriate notice to tenants as permitted or required under the Leases, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests, provided that (a) Purchaser must give Seller two full Business Days’ prior telephone or written notice of any such inspection or test, and with respect to any intrusive inspection or test (i.e., core sampling) must obtain Seller’s prior written consent (which consent may be given, withheld or conditioned in Seller’s sole discretion), (b) prior to performing any inspection or test, Purchaser must deliver a certificate of insurance to Seller evidencing that Purchaser and its contractors, agents and representatives have in place (and Purchaser and its contractors, agents and representatives shall maintain during the pendency of this Agreement) (1) commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000) for bodily or personal injury or death, (2) property damage insurance in the amount of at least Two Million Dollars ($2,000,000), and (3) contractual liability insurance with respect to Purchaser’s obligations hereunder, all covering any accident arising in connection with the presence of Purchaser, its contractors, agents and representatives on the Property, which insurance shall (A) name as additional insureds thereunder Seller and such other parties holding insurable interests as Seller may designate and (B) be written by a reputable insurance company having a rating of at least “A+:VII” by Best’s Rating Guide (or a comparable rating by a successor rating service), and (C) otherwise be subject to Seller’s prior approval, and (c) all such tests shall be conducted by Purchaser in compliance with Purchaser’s responsibilities set forth in Section 4.9 below. Purchaser shall bear the cost of all such inspections or tests and shall be responsible for and act as the generator with respect to any wastes generated by those tests, which obligation shall survive the termination of this Agreement. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may communicate with any tenant; provided, however, Purchaser must contact Seller at least two full Business Days in advance by telephone to inform Seller of Purchaser’s intended communication with any tenant and to allow Seller the opportunity to participate in such communication if Seller desires. Subject to the provisions of Section 4.7 hereof, Purchaser or Purchaser’s representatives may communicate with any governmental authority for the sole purpose of gathering information in connection with the transaction contemplated by this Agreement; provided, however, Purchaser must contact Seller at least two full Business Days in advance by telephone to inform Seller of Purchaser’s intended communication with any governmental authority and to allow Seller the opportunity to participate in such communication if Seller desires. As used in this Section, “communicate” and “communication” shall mean the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means for the purpose of knowingly subverting the provisions of this Section regarding Purchaser’s obligations to provide Seller with prior notice of such communication and Seller’s ability to participate in such communication.

4.4           Due Diligence/Termination Right. Purchaser shall have through the last day of the Inspection Period in which to (a) examine, inspect, and investigate the Property Information and the Additional Property Information (collectively, the “Property Documents”) and the Property and, in Purchaser’s sole and absolute judgment and discretion, determine whether the Property is acceptable to Purchaser, (b) obtain all necessary internal approvals, and (c) satisfy all other contingencies of Purchaser. Notwithstanding anything to the contrary in this Agreement, Purchaser shall have the right, on or before the end of the Inspection Period, to notify Seller either that (i) it is satisfied with its examinations, inspections and investigations with respect to the Property (such notice being a “Due Diligence Approval Notice”) or (ii) it is terminating this Agreement for any reason or no reason (notice thereof being a “Due Diligence Termination Notice”), failing of either of which, Purchaser shall be deemed to have timely delivered a Due Diligence Termination Notice. If, and only if, Purchaser timely delivers a Due Diligence Approval Notice, this Agreement shall continue in full force and effect, Purchaser shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 4.4, and Purchaser shall be deemed to have acknowledged that it has received or had access to all Property Documents and conducted all inspections and tests of the Property that it considers important.

4.5           Return of Documents and Reports. As additional consideration for the transaction contemplated herein, Purchaser shall, upon request by Seller and payment to Purchaser of Purchaser’s actual third-party costs (Purchaser shall provide to Seller its actual third-party cost thereof together with reasonable supporting documentation within five (5) Business Days after request therefor from Seller) in obtaining its third party reports, investigations and studies, other than environmental reports, tests or studies (which are addressed in Section 4.11 hereof) and economic analyses (collectively, the “Reports” and, individually, a “Report”), prepared for Purchaser in connection with its due diligence review of the Property, including, without limitation, any and all Reports involving structural or geological conditions, if any, provide to Seller, within five (5) Business Days after such request and such payment, copies of the Reports requested (and paid for) by Seller. The Reports shall be delivered to Seller without any representation or warranty as to the completeness or accuracy of the Reports or any other matter relating thereto. Purchaser’s obligation to deliver the Property Documents and the Reports to Seller shall survive the termination of this Agreement.

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4.6           Service Contracts. On or prior to Closing, Seller shall terminate all Service Contracts, at Seller’s sole cost and expense. Seller shall deliver at Closing notices of termination of all Service Contracts.

4.7           Proprietary Information; Confidentiality. Purchaser acknowledges that the Property Documents are proprietary and confidential and have been and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser shall not use the Property Documents for any purpose other than as set forth in the preceding sentence. Purchaser shall not disclose the contents to any person other than to those persons who are responsible for determining the feasibility of Purchaser’s acquisition of the Property and who have agreed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”), and other than under a protective order if required by any applicable law, rule or regulation or order of a court of competent jurisdiction or under a protective order in connection with, and only to the extent required, the enforcement of this Agreement. At any time and from time to time, within two Business Days after Seller’s request, Purchaser shall deliver to Seller a list of all parties to whom Purchaser has provided any Property Documents or any information taken from the Property Documents. Purchaser shall not divulge the contents of the Property Documents and other information except in strict accordance with the confidentiality standards set forth in this Section 4.7. In permitting Purchaser to review the Property Documents or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created. Purchaser’s obligations under this Section 4.7 shall survive the termination of this Agreement.

4.8           No Representation or Warranty by Seller. Purchaser acknowledges that, except as expressly set forth in this Agreement, Seller has not made and does not make any warranty or representation regarding the truth, accuracy or completeness of the Property Documents or the source(s) thereof. Purchaser further acknowledges that some if not all of the Property Documents were prepared by third parties other than Seller. Seller expressly disclaims any and all liability for representations or warranties, express or implied, statements of fact and other matters contained in such information, or for omissions from the Property Documents, or in any other written or oral communications transmitted or made available to Purchaser. Purchaser shall rely solely upon its own investigation with respect to the Property, including, without limitation, the Property’s physical, environmental or economic condition, compliance or lack of compliance with any ordinance, order, permit or regulation or any other attribute or matter relating thereto. Seller has not undertaken any independent investigation as to the truth, accuracy or completeness of the Property Documents and are providing the Property Documents solely as an accommodation to Purchaser.

4.9           Purchaser’s Responsibilities. In conducting any inspections, investigations or tests of the Property and/or Property Documents, Purchaser and its agents and representatives shall: (a) not unreasonably disturb the tenants or unreasonably interfere with their use of the Property pursuant to their respective Leases; (b) not unreasonably interfere with the operation and maintenance of the Property; (c) not damage any personal property owned or held by any tenant or any third party or, in any material way, any part of the Property; (d) not injure or otherwise cause bodily harm to Seller or its agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (e) comply with all applicable laws; (f) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Property; (g) not permit any liens to attach to the Real Property by reason of the exercise of its rights hereunder; (h) repair any damage to the Real Property resulting directly or indirectly from any such inspection or tests; and (i) not reveal or disclose prior to Closing any information obtained during the Inspection Period concerning the Property and the Property Documents to anyone other than the Permitted Outside Parties and/or in accordance with the confidentiality standards set forth in Section 4.7 above, or except as may be otherwise required by law. Purchaser’s obligations under this Section 4.9 shall survive the termination of this Agreement.

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4.10         Purchaser’s Agreement to Indemnify. Purchaser hereby agrees to indemnify, defend and hold Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Purchaser’s inspections or tests permitted under this Agreement or any violation of the provisions of Sections 4.3, 4.7 and 4.9; provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Purchaser (i.e., latent environmental contamination) so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser also hereby agrees to indemnify, defend and hold any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant may suffer or incur due to Purchaser’s breach of its obligation under Section 4.7 above to maintain the confidential nature of any Property Documents or other information relative to such tenant. Purchaser’s obligations under this Section 4.10 shall survive the termination of this Agreement and shall survive the Closing.

4.11         Environmental Studies. As additional consideration for the transaction contemplated in this Agreement, Purchaser shall, upon Seller’s request and at no cost to Seller, provide to Seller, within five (5) Business Days after such request, copies of such reports, tests or studies involving contamination of or other environmental concerns relating to the Property; provided, however, Purchaser shall have no obligation to cause any such tests or studies to be performed on the Property. Seller acknowledges that Purchaser has not made and does not make any warranty or representation regarding the truth or accuracy of any such studies or reports. Notwithstanding Section 4.10 above, Purchaser shall have no liability or culpability of any nature as a result of having provided such information to Seller or as a result of Seller’s reliance thereon or arising out of the fact that Purchaser merely conducted such tests or studies, so long as Purchaser’s actions do not aggravate any pre-existing liability of Seller. Purchaser’s obligations under this Section 4.11 shall survive the termination of this Agreement and shall survive the Closing.

Article 5
TITLE AND SURVEY

5.1           Title Commitment. Seller shall cause to be prepared and delivered to Purchaser on or before the Title Commitment Delivery Date: (a) a current commitment for title insurance or preliminary title report (the “Title Commitment”) issued by the Title Company, in the amount of the Purchase Price and on a Texas T-1 Form commitment, with Purchaser as the proposed insured, and (b) copies of all documents of record referred to in the Title Commitment as exceptions to title to the Property.

5.2           Updated Survey. On or before the Title Commitment Delivery Date, Seller shall deliver to Purchaser a copy of the most-current survey of the Real Property in Seller’s possession (the “Survey”). Purchaser may revise, modify or recertify the Survey as necessary in order for the Title Company to delete the survey exception from the Title Policy or otherwise satisfy Purchaser’s objectives.

5.3           Title Review. During the Title and Survey Review Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey. Seller shall have no obligation to cure title objections except financing liens of an ascertainable amount created by, under or through Seller, which liens Seller shall cause to be released at or prior to Closing (with Seller having the right to apply the Purchase Price or a portion thereof for such purpose), and Seller shall deliver the Property free and clear of any such financing liens. Seller further agrees to remove any exceptions or encumbrances to title which are voluntarily created by, under or through Seller after the Effective Date without Purchaser’s consent (if requested, such consent shall not be unreasonably withheld or delayed). The term “Permitted Exceptions” shall mean: the specific exceptions (excluding exceptions that are part of the promulgated title insurance form) in the Title Commitment that the Title Company has not agreed to remove from the Title Commitment as of the end of the Title and Survey Review Period and that Seller is not required to remove as provided above; matters created by, through or under Purchaser; items shown on the Survey which have not been removed as of the end of the Inspection Period (or if Purchaser does not obtain a Survey, all matters that a current, accurate survey of the Property would show); real estate taxes not yet due and payable; rights of tenants under the Leases as tenants only; and the matters listed on Exhibit J.

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5.4           Delivery of Title Policy at Closing. The Title Company shall issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, an owner’s title policy dated as of the date and time of Closing, or thereafter, in accordance with the Title Commitment, insuring Purchaser’s fee simple title to the Real Property in the amount of the Purchase Price, subject only to the standard exceptions and exclusions from coverage contained in such policy and the Permitted Exceptions (the “Title Policy”) (it is acknowledged that it shall be Purchaser’s responsibility to submit such survey to the Title Company as shall be required to induce it to issue such policy without the standard exceptions related to survey matters and that if Purchaser fails or is unable to satisfy such responsibility, the standard exceptions related to survey matters will be included in the Title Policy).

Article 6
OPERATIONS AND RISK OF LOSS

6.1           Ongoing Operations. From the Effective Date through Closing:

6.1.1           Leases and Service Contracts. Seller will perform its material obligations under the Leases.

6.1.2           New Contracts. Except as provided in Section 6.1.4, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on or before Closing.

6.1.3           Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain or cause the tenants under the Leases to maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property.

6.1.4           Leasing. Seller will not amend or terminate any existing Lease or enter into any new Lease without providing Purchaser (a) all relevant supporting documentation, as reasonably determined by Seller, including, without limitation, tenant financial information to the extent in Seller’s possession, and (b) as to any such amendment or termination of a Lease or new Lease which is to be executed after the expiration of the Inspection Period, Seller’s request for Purchaser’s approval. If Purchaser’s consent is requested by Seller as to any amendment or termination of a Lease, or as to a new Lease, Purchaser agrees to give Seller written notice of approval or disapproval of a proposed amendment or termination of a Lease or new Lease within five (5) Business Days after Purchaser’s receipt of the items in Sections 6.1.4(a) and 6.1.4(b). If Purchaser does not respond to Seller’s request within such time period, then Purchaser will be deemed to have approved such amendment, termination or new Lease. Purchaser’s approval rights and obligations will vary depending on whether the request for approval from Seller is delivered to Purchaser before or after the expiration of the Inspection Period, as follows:

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(1)         With respect to a request for approval delivered by Seller to Purchaser before the expiration of the Inspection Period, Purchaser’s consent shall not be required. Moreover, whether or not Purchaser consents to an amendment or termination of a Lease or the entering into of a new Lease, Seller may amend or terminate a Lease or enter into a new Lease at any time prior to the expiration of the Inspection Period; however, if Purchaser does not consent to same or is not deemed to have approved same, and if Seller elects to amend or terminate a Lease or enter into a new Lease notwithstanding Purchaser’s failure to approve same, then Purchaser may, within seven (7) days after Seller notifies Purchaser of the execution of said amendment, termination or new Lease, elect to terminate this Agreement, in which event Escrow Agent shall promptly thereafter return the Earnest Money to Purchaser; provided that if Purchaser does not elect to terminate within such seven (7) days after said notification from Seller, then Purchaser shall have waived its right to terminate pursuant to this Section 6.1.4.

(2)         With respect to a request for approval delivered by Seller to Purchaser after the expiration of the Inspection Period, Purchaser may withhold its consent in its sole discretion, and Seller may not amend (except as may be required by the applicable Lease) or terminate a Lease or enter into a new Lease without Purchaser’s written consent.

6.2           Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall estimate the cost to repair and the time required to complete repairs and will provide Purchaser written notice of Seller’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1           Material. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Purchaser may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of 30 days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money shall be returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Purchaser so terminates this Agreement within said 30-day period, then the parties shall be deemed to have waived their respective right to terminate under this Section 6.2.1 and the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Purchaser, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Purchaser shall assume full responsibility for all needed repairs, and Purchaser shall receive a credit at Closing for any deductible amount under such insurance policies. For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in Seller’s reasonable estimation, exceeds five percent (5%) of the Purchase Price to repair.

6.2.2           Not Material. If the Property is not Materially Damaged, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (a) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser (and if necessary, Seller may extend the Closing Date up to 30 days to complete such repairs), or (b) credit Purchaser at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

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6.3           Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Purchaser may, at its option, by written notice to Seller given within ten days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full ten-day period to make such election), either: (a) terminate this Agreement, in which case the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (b) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (b) above.

6.4           Settlement of Pending Litigation. Upon request by Purchaser, Seller shall provide an update regarding potential settlement of the Pending Litigation. Prior to settling the Pending Litigation Seller shall provide Purchaser with the terms of such settlement. Within two (2) Business Days after settling the Pending Litigation Seller shall provide Purchaser evidence of such settlement and its terms and conditions. For avoidance of doubt, this Section 6.4 is not intended to modify or diminish the condition precedent set forth in Section 7.2.4.

Article 7
CLOSING

7.1           Closing. The consummation of the transaction contemplated herein (“Closing”) shall occur on the Closing Date at or through the offices of Escrow Agent (or such other location as may be mutually agreed upon by Seller and Purchaser). Funds shall be deposited into and held by Escrow Agent in a closing escrow account with a bank satisfactory to Purchaser and Seller. Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to immediately record and deliver the closing documents to the appropriate parties and make disbursements according to the closing statements executed by Seller and Purchaser.

7.2           Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Purchaser, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1           Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for (a) representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects as of the specified date or as limited by the specified date, and (b) Seller’s representations and warranties under Section 9.1.5 and 9.1.7, which will be true and correct in all material respects as of the Effective Date;

7.2.2           Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3           Actions, Suits, etc. There shall exist no pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, against the other party that would materially and adversely affect that party’s ability to perform its obligations under this Agreement.

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7.2.4           Settlement of Pending Litigation. As of the Closing Date Seller shall have settled the Pending Litigation (the “Pending Litigation Settlement”) upon terms and conditions satisfactory to Seller and Purchaser. Purchaser acknowledges that any Pending Litigation Settlement that does not impose any post-Closing obligation on Purchaser or the Property, other than the following, shall be satisfactory to Purchaser: (a) provide any Tenant written notice of the failure of such Tenant’s leased premises to comply with the Americans with Disabilities Act, 42 U.S.C. & 12181 et seq. (the “ADA”) and requesting such Tenant to cause its leased premises to comply with the ADA, and (b) taking actions to cause designated accessible parking spaces to be modified to comply with the ADA at such future time as Purchaser modifies or restripes the parking surface of the Property, which action is not reasonably expected to increase the cost of normal repair, modification or restriping of the parking surface of the Property by more than $10,000.

So long as a party is not in default hereunder, if any condition to such party’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date (or such earlier date as is provided herein), subject to any applicable notice and cure periods provided in Sections 10.1 and 10.2, such party may, in its sole discretion, terminate this Agreement by delivering written notice to the other party on or before the Closing Date (or such earlier date as is provided herein), or elect to close (or to permit any such earlier termination deadline to pass) notwithstanding the non-satisfaction of such condition, in which event such party shall be deemed to have waived any such condition. In the event such party elects to close (or to permit any such earlier termination deadline to pass), notwithstanding the non-satisfaction of such condition, said party shall be deemed to have waived said condition, and there shall be no liability on the part of any other party hereto for breaches of representations and warranties of which the party electing to close had knowledge at the Closing.

7.3           Seller’s Deliveries in Escrow. As of or prior to the Closing Date, Seller shall deliver in escrow to Escrow Agent the following:

7.3.1           Deed. A special warranty deed in the form of Exhibit B hereto in form acceptable for recordation under the law of the state where the Property is located and restating the provisions of Article 11 hereof and including a list of Permitted Exceptions to which the conveyance shall be subject, executed and acknowledged by Seller, conveying to Purchaser Seller’s interest in the Real Property (the “Deed”);

7.3.2           Bill of Sale, Assignment and Assumption. A Bill of Sale, Assignment and Assumption of Leases in the form of Exhibit C hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Purchaser, without warranty, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3           Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Real Property;

7.3.4           FIRPTA. A Foreign Investment in Real Property Tax Act affidavit in the form of Exhibit D hereto executed by Seller;

7.3.5           Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Policy;

7.3.6           Additional Documents. Any additional documents that Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and

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7.3.7           Tenant Estoppel Certificates. Tenant estoppel certificates for the benefit of Purchaser and its lenders, substantially in the form delivered by the applicable tenant to Bank of America, N.A. in 2013 (or, if a tenant’s Lease specifies or contemplates another form of tenant estoppel certificate, then such other specified or contemplated form), executed by (a) Wal-Mart Stores Texas, LP, (b) Walgreen Co., (c) all tenants exceeding 5,000 square feet, and (d) other tenants occupying not less than 85% of the leased square foot area in the Improvements (including the space leased to Wal-Mart Stores Texas, LP, Walgreen Co. and all tenants exceeding 5,000 square feet). Seller shall prepare the initial drafts of such estoppel certificates and submit the same to Purchaser, on or before May 20, 2013, for its review and approval, which approval shall be granted or denied within three (3) Business Days after receipt thereof, such approval not to be unreasonably withheld, conditioned or delayed. In the event Purchaser shall fail to notify Seller within such three (3) Business Day period of the rejection of any of the same, the same shall be deemed approved by Purchaser for delivery to the tenants. Seller agrees to use commercially reasonable efforts to obtain tenant estoppel certificates from each tenant to which space in the Improvements is leased, but Seller shall not be obligated to expend any funds in connection with obtaining any such tenant estoppel certificates, and the failure of Seller to obtain any such tenant estoppel certificates shall not be a breach or default hereunder. Seller shall deliver via e-mail to Purchaser executed estoppels it receives from the tenants within two (2) Business Days after receipt thereof. Executed estoppels shall be deemed acceptable to Purchaser and shall apply toward the number of estoppels required above if such estoppel is dated not earlier than the date sixty (60) days prior to Closing and the applicable tenant does not allege any default by the landlord under its Lease and confirms the material business terms of its Lease. Notwithstanding anything herein to the contrary, if Seller is unable to deliver the number of estoppel certificates referred to in the first sentence of this Section 7.3.7 in form acceptable to Purchaser, as provided in the preceding sentence, then Seller may, at its sole election, extend the Closing Date to two Business Days after Seller delivers such tenant estoppel certificates (but in no event shall the Closing Date be so extended for more than sixteen (16) days). Notwithstanding anything herein to the contrary, if Seller remains unable to deliver such estoppel certificates by the extended Closing Date, then Purchaser’s sole remedies and recourses shall be limited to either (1) waive the requirement for the tenant estoppel certificate(s) in question and proceed to Closing without reduction of the Purchase Price, or (2) terminate this Agreement by immediate notification to Seller, in which event the Earnest Money shall be immediately returned to Purchaser and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement.

7.4           Purchaser’s Deliveries in Escrow. As of or prior to the Closing Date, Purchaser shall deliver in escrow to Escrow Agent the following:

7.4.1           Bill of Sale, Assignment and Assumption. The Assignment, executed and acknowledged by Purchaser;

7.4.2           Conveyancing or Transfer Tax Forms or Returns. Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Purchaser by applicable state and local law in connection with the conveyance of the Real Property;

7.4.3           Authority. Evidence of the existence, organization and authority of Purchaser and of the authority of the persons executing documents on behalf of Purchaser reasonably satisfactory to the underwriter for the Title Policy; and

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7.4.4           Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement).

7.5           Closing Statements. As of or prior to the Closing Date, Seller and Purchaser shall deposit with Escrow Agent executed closing statements consistent with this Agreement in the form required by Escrow Agent.

7.6           Purchase Price. At or before Noon local time on the Closing Date, Purchaser shall deliver to Escrow Agent the Purchase Price, less the Earnest Money that is applied to the Purchase Price, plus or minus applicable prorations, in immediate, same-day U.S. federal funds wired for credit into Escrow Agent’s escrow account, which funds must be delivered in a manner to permit Escrow Agent to deliver good funds to Seller or its designee on the Closing Date (and, if requested by Seller, by wire transfer); in the event that Escrow Agent is unable to deliver good funds to Seller or its designee on the Closing Date, then the closing statements and related prorations will be revised as necessary.

7.7           Possession. Seller shall deliver possession of the Property to Purchaser at the Closing subject only to the Permitted Exceptions.

7.8           Delivery of Books and Records. One (1) Business Day after the Closing, Seller shall deliver to Purchaser’s offices: Lease Files; maintenance records and warranties; plans and specifications; licenses, permits and certificates of occupancy; copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; all advertising materials; booklets; and keys and security codes to the Real Property.

7.9           Notice to Tenants. Seller and Purchaser shall each execute, and Purchaser shall deliver to each tenant immediately after the Closing, a notice regarding the sale in substantially the form of Exhibit F hereto, or such other form as may be required by applicable state law. This obligation on the part of Purchaser shall survive the Closing.

Article 8
PRORATIONS, DEPOSITS, COMMISSIONS

8.1           Prorations. At Closing, the following items shall be prorated as of the Closing Date with all items of income and expense for the Property being borne by Purchaser from and after (and including) the Closing Date: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Service Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then-current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1           Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Purchaser effective as of Closing and paid by Purchaser when due and payable, and Purchaser shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

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8.1.2           Utilities. Purchaser shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3           Tenant Receivables. Rents due from tenants under Leases and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Purchaser at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a)          Tenant Receivables and other income received from tenants under Leases after Closing shall be applied in the following order of priority: (1) first, to payment of the Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Purchaser and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (2) second, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Purchaser to the extent such Tenant Receivables are due and payable at the time of Purchaser’s receipt thereof; (3) third, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; and (4) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller. Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one year after Closing (except to the extent that Seller makes a claim against a tenant for Uncollected Delinquent Tenant Receivables prior to the first annual anniversary of the Closing Date, in which case Seller’s right to pursue collection of the applicable Uncollected Delinquent Tenant Receivables shall continue until such claim is resolved) without prejudice to Seller’s rights or Purchaser’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant or licensee to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease) against such tenant other than to sue for collection. Any sums received by Purchaser to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Purchaser shall remit to Seller any such sums received by Purchaser to which Seller is entitled within ten Business Days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Purchaser that portion of the monies so received by Seller to which Purchaser is entitled within ten Business Days after receipt thereof. With respect to Unbilled Tenant Receivables, Purchaser covenants and agrees to (A) bill the same when billable and (B) cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Section 8.1.3(a) shall survive the Closing.

(b)           Purchaser acknowledges that Seller, as landlord under the Leases, may be collecting from tenants under the Leases additional rent relating to certain taxes, insurance, utilities, common area maintenance and other operating costs and expenses in connection with the ownership, operation, maintenance and management of the Real Property (collectively, “Operating Expenses”). To the extent that any such additional rent is paid by any tenants to the landlord under the Leases based on an estimated payment basis (whether monthly, quarterly, or otherwise) for which a future reconciliation of actual Operating Expenses to estimated payments of Operating Expenses is required to be performed at the end of a reconciliation period, Purchaser and Seller shall determine at the Closing whether such tenants and/or licensees have, in the aggregate, made an overpayment or underpayment of additional rent relating to Operating Expenses (such determination to be based on a comparison of reasonable estimates of actual annual Operating Expenses to the estimated payments being made by such tenants and/or licensees). If such determination indicates that such tenants and/or licensees have made an overpayment of additional rent relating to Operating Expenses, Purchaser shall receive a credit toward the Purchase Price in the amount of such overpayment and Purchaser shall assume all obligations and liabilities relating to such overpayment. If, however, such determination indicates that such tenants and/or licensees have made an underpayment of additional rent relating to Operating Expenses, Purchaser shall reimburse Seller at Closing for the amount of such underpayment and Purchaser shall have the right to collect such underpayment from the applicable tenants and/or licensees after the Closing.

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8.2           Leasing Costs. Seller agrees to pay or discharge at or prior to Closing all leasing commissions, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce a tenant to enter into a Lease or Lease renewal or extension (collectively, “Leasing Costs”) that are due and payable prior to Closing with respect to Leases in force as of or prior to the Effective Date; provided, however, that Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. Additionally, as of Closing, Purchaser shall assume Seller’s obligations for (a) Leasing Costs that are due and payable after Closing with respect to Leases in force as of or prior to the Effective Date, and (b) Leasing Costs incurred with respect to Leases and Lease renewals and extensions executed subsequent to the Effective Date. Notwithstanding the foregoing, (1) for tenant Pure Bikram Yoga, if (A) Seller has not advanced to such tenant $109,025 (the “Yoga TI Allowance”) for the improvement allowance under Article V of Exhibit C of the Lease with such tenant, then Purchaser shall receive a credit against the Purchase Price in an amount equal to that portion of the Yoga TI Allowance that Seller has not advanced to such tenant, (B) such tenant has not commenced the payment of full minimum rent and triple net charges as of Closing, then Purchaser shall receive a credit against the Purchase Price in an amount equal to the minimum rent and all triple net charges that would have been applicable had rent commenced under such Lease for the remaining “free rent” period under such Lease, and (C) if Seller has not advanced the full amount of leasing commissions owing to brokers in connection with the initial term of such Tenant’s lease, then Purchaser shall receive a credit against the Purchase Price in an amount equal to the unpaid portion of such leasing commission, and (2) for tenant Peter Nguyen and John Tran, if (A) Seller has not advanced to such tenant $45,000 (the “Nail Salon TI Allowance”) for the improvement allowance under Article V of Exhibit C of the Lease with such tenant, then Purchaser shall receive a credit against the Purchase Price in an amount equal to that portion of the Nail Salon TI Allowance that Seller has not advanced to such tenant, (B) such tenant has not commenced the payment of full minimum rent as of Closing, then Purchaser shall receive a credit against the Purchase Price in an amount equal to the minimum rent that would have been applicable had rent commenced under such Lease for the remaining “free rent” period under such Lease, and (C) if Seller has not advanced the full amount of leasing commissions owing to brokers in connection with the initial term of such Tenant’s lease, then Purchaser shall receive a credit against the Purchase Price in an amount equal to the unpaid portion of such leasing commission.

8.3           Closing Costs. Closing costs shall be allocated between Seller and Purchaser in accordance with Section 1.2.

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8.4           Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1, then Purchaser and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within 30 days of written notice. All such rights and obligations shall survive the Closing.

8.5           Tenant Deposits. All tenant and licensee security deposits collected and not applied by Seller (and interest thereon if required by law or contract) shall be transferred or credited to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller’s obligations related to tenant and licensee security deposits, but only to the extent they are credited or transferred to Purchaser.

8.6           Commissions. Seller shall be responsible to Broker for a real estate sales commission at Closing (but only in the event of a Closing in strict accordance with this Agreement) in accordance with a separate agreement between Seller and Broker. Other than as stated above in this Section 8.6, Seller and Purchaser each represent and warrant to the other that no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Purchaser, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

Article 9
REPRESENTATIONS AND WARRANTIES

9.1           Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

9.1.1           Rent Roll. The Rent Roll attached hereto as Exhibit H is a true and correct list of all of the Leases presently in force and affecting the Real Property and truly, accurately, fully and completely sets forth in all material respects the information contained therein as of the date thereof.

9.1.2           Employees. Seller has no employees at the Real Property and is not a party to any collective bargaining agreement, and neither Seller nor any of its affiliates (as described in Section 414(b), (c) and (m) of the Internal Revenue Code) has incurred any liability which could subject Purchaser or any asset to be acquired by Purchaser pursuant to this Agreement to any lien or material liability under Sections 302(f), 4062, 4063, 4064, 4201 or 4301(b) of the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) (29) or 412 of the Internal Revenue Code.

9.1.3           Environmental Matters. To Seller’s knowledge, Seller has not received any written notice from any governmental authority with jurisdiction over the Real Property that any portion of the Real Property is in violation of any laws, rules or regulations applicable to the Real Property and governing the disposal of, refining, generating, manufacturing, producing, storing, handling, treating, transferring, releasing, processing or transporting any petroleum, petroleum derived products and/or hazardous waste or hazardous substance and/or toxic waste or toxic substance, as such terms are defined in the Resource Conservation and Recovery Act of 1976, 42 USC 6901 et seq., as amended, the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 USC 9601 et seq., or the Superfund Amendments and Reauthorization Act, Public Law 99-499, as amended, or any other applicable federal, state or local environmental law, regulation, code or ordinance, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

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9.1.4           Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.5           Conflicts and Pending Actions. There is no agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement. The Pending Litigation is expressly excluded from the foregoing representation and warranty.

9.1.6           Service Contracts. To Seller’s knowledge, the list of Service Contracts to be delivered to Purchaser pursuant to this Agreement will be correct and complete in all material respects as of the date of its delivery.

9.1.7           Notices from Governmental Authorities. To Seller’s knowledge, Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Real Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Purchaser.

9.1.8           Prohibited Persons and Transactions. Seller is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

9.2           Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

9.2.1           Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company in good standing in the State of Ohio and is or shall, as of Closing, be qualified to do business in the state in which the Real Property is located. Purchaser has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Purchaser at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Purchaser, enforceable in accordance with their terms.

9.2.2           Conflicts and Pending Action. There is no agreement to which Purchaser is a party or to Purchaser’s knowledge binding on Purchaser which is in conflict with this Agreement. There is no action or proceeding pending or, to Purchaser’s knowledge, threatened against Purchaser which challenges or impairs Purchaser’s ability to execute or perform its obligations under this Agreement.

9.2.3           Prohibited Persons and Transactions. Purchaser is currently in compliance with and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with the regulations of OFAC (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

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9.3           Survival of Representations and Warranties. The representations and warranties set forth in this Article 9 are made as of the Effective Date and, except in the case of Sections 9.1.5 and 9.1.7 or as provided in Section 7.2.1(a), are remade as of the Closing Date and shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing for a period of one year (the “Survival Period”); provided, however, that such representations and warranties shall automatically terminate if (a) prior to the Closing, Purchaser assigns this Agreement in violation of Section 12.1 or (b) following the Closing, any direct or indirect transfer, assignment, conveyance or sale of the Property or any ownership interest in Purchaser occurs. Terms such as “to Seller’s knowledge,” “to the best of Seller’s knowledge” or like phrases mean the actual present and conscious awareness or knowledge of Thomas F. Ellis III (“Seller’s Representatives”), without any duty of inquiry or investigation; provided that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of Seller’s Representatives, or any of them, or any other officer or employee of Seller, on account of any breach of any representation or warranty made by Seller herein. Said terms do not include constructive knowledge, imputed knowledge, or knowledge Seller or such persons do not have but could have obtained through further investigation or inquiry. No broker, agent, or party other than Seller is authorized to make any representation or warranty for or on behalf of Seller. Each party shall have the right to bring an action against the other on the breach of a representation or warranty or covenant hereunder or in the documents delivered by Seller at the Closing, but only on the following conditions: (1) the party bringing the action for breach first learns of the breach after Closing and gives written notice of such breach to the other party before the end of the Survival Period and files such action on or before the first day following the second anniversary of the Closing Date, and (2) neither party shall have the right to bring a cause of action for a breach of a representation or warranty or covenant unless the damage to such party on account of such breach (individually or when combined with damages from other breaches) equals or exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00). Neither party shall have any liability after Closing for the breach of a representation or warranty or covenant hereunder of which the other party hereto had knowledge as of Closing. Notwithstanding any other provision of this Agreement, any agreement contemplated by this Agreement, or any rights which Purchaser might otherwise have at law, equity, or by statute, whether based on contract or some other claim, Purchaser agrees that any liability of Seller to Purchaser will be limited to One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00). The provisions of this Section 9.3 shall survive the Closing. Any breach of a representation or warranty or covenant that occurs prior to Closing shall be governed by Article 10.

Article 10
DEFAULT AND REMEDIES

10.1         Seller’s Remedies. If Purchaser fails to consummate the purchase of the Property pursuant to this Agreement for any reason other than a failure of a condition precedent to Purchaser’s obligation to close the transaction contemplated by this Agreement, or if Purchaser otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Purchaser’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the fifth (5th) Business Day after written notice thereof from Seller or the Closing Date (except no notice or cure period shall apply if Purchaser fails to consummate the purchase of the Property hereunder), Seller shall be entitled, as its sole remedy (except as provided in Sections 4.10, 8.6, 10.3 and 10.4 hereof), to terminate this Agreement and recover the Earnest Money as liquidated damages and not as penalty, in full satisfaction of claims against Purchaser hereunder. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and the Earnest Money is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 or in Exhibit I to the contrary, in the event of Purchaser’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event Purchaser or any party related to or affiliated with Purchaser is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property, and in said event Seller shall not be required to submit such matter to arbitration as contemplated by Exhibit I. In all other events Seller’s remedies shall be limited to those described in this Section 10.1 and Sections 4.10, 8.6, 10.3 and 10.4 hereof. If Closing is consummated, Seller shall have all remedies available at law or in equity in the event Purchaser fails to perform any obligation of Purchaser under this Agreement.

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10.2         Purchaser’s Remedies. If Seller fails to consummate the sale of the Property pursuant to this Agreement or otherwise defaults on its obligations hereunder at or prior to Closing for any reason except failure by Purchaser to perform hereunder, or if prior to Closing any one or more of Seller’s representations or warranties are breached in any material respect, and such default or breach is not cured by the earlier of the fifth (5th) Business Day after written notice thereof from Purchaser or the Closing Date (Purchaser hereby agreeing to give such written notice to Seller within three (3) Business Days after Purchaser first learns of any such default or breach by Seller, except no notice or cure period shall apply if Seller fails to consummate the sale of the Property hereunder), Purchaser shall elect, as its sole remedy, either to (a) terminate this Agreement by giving Seller timely written notice of such election prior to or at Closing in which event the Earnest Money shall be promptly thereafter refunded to Purchaser by Escrow Agent, (b) specific performance of Seller’s obligation to consummate the sale of the Property hereunder, or (c) waive said failure or breach and proceed to Closing without any reduction in the Purchase Price. Notwithstanding anything herein to the contrary, Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser fails to deliver to Seller written notice of its intent to file a claim or assert a cause of action for specific performance against Seller on or before ten Business Days following the scheduled Closing Date or, having given such notice, fails to file a lawsuit asserting such claim or cause of action in the county in which the Property is located within sixty (60) days following the scheduled Closing Date. Purchaser’s remedies shall be limited to those described in this Section 10.2 and Sections 10.3 and 10.4 hereof. Further, notwithstanding the foregoing, in the event that the remedy of specific performance shall not be available to Purchaser on account of the nature of Seller’s default (e.g., Seller has conveyed the Property to a bona fide purchaser for value who took without notice of this Agreement), then, Purchaser shall be entitled to collect from Seller damages in an amount equal to all actual and reasonable third party, out of pocket costs and expenses incurred by Purchaser in connection with the transaction contemplated hereby, but limited, in all events to $50,000.00. IN NO EVENT SHALL SELLER’S DIRECT OR INDIRECT MEMBERS, PARTNERS, SHAREHOLDERS, OWNERS OR AFFILIATES, ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF THE FOREGOING, OR ANY AFFILIATE OR CONTROLLING PERSON THEREOF HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE.

10.3         Attorneys’ Fees. In the event either party hereto employs an attorney in connection with claims by one party against the other arising from the operation of this Agreement, the non-prevailing party shall pay the prevailing party all reasonable fees and expenses, including attorneys’ fees, incurred in connection with such claims.

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10.4         Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Commitment.

Article 11
DISCLAIMERS, RELEASE AND INDEMNITY

11.1         Disclaimers By Seller. Except as expressly set forth in this Agreement, it is understood and agreed that Seller and Seller’s agents or employees have not at any time made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Seller’s special warranty of title to be contained in the Deed), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all past, present or future federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, including without limitation the ADA and the Texas Architectural Barriers Act, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property.

11.2         Sale “As Is, Where Is”. Purchaser acknowledges and agrees that upon Closing, Seller shall sell and convey to Purchaser and Purchaser shall accept the Property “AS IS, WHERE IS, WITH ALL FAULTS,” except to the extent expressly provided otherwise in this Agreement and any document executed by Seller and delivered to Purchaser at Closing. Except as expressly set forth in this Agreement, Purchaser has not relied and will not rely on, and Seller has not made and is not liable for or bound by, any express or implied warranties, guarantees, statements, representations or information pertaining to the Property or relating thereto (including specifically, without limitation, Property information packages distributed with respect to the Property) made or furnished by Seller, or any property manager, real estate broker, agent or third party representing or purporting to represent Seller, to whomever made or given, directly or indirectly, orally or in writing. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate and that, except as expressly set forth in this Agreement, it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property and shall make an independent verification of the accuracy of any documents and information provided by Seller. Purchaser will conduct such inspections and investigations of the Property as Purchaser deems necessary, including, but not limited to, the physical and environmental conditions thereof, and shall rely upon same. By failing to terminate this Agreement prior to the expiration of the Inspection Period, Purchaser acknowledges that Seller has afforded Purchaser a full opportunity to conduct such investigations of the Property as Purchaser deemed necessary to satisfy itself as to the condition of the Property and the existence or non-existence or curative action to be taken with respect to any Hazardous Materials on or discharged from the Property, and will rely solely upon same and not upon any information provided by or on behalf of Seller or its agents or employees with respect thereto, other than such representations, warranties and covenants of Seller as are expressly set forth in this Agreement. Upon Closing, Purchaser shall assume the risk that adverse matters, including, but not limited to, adverse physical or construction defects or adverse environmental, health or safety conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser hereby represents and warrants to Seller that: (a) Purchaser is represented by legal counsel in connection with the transaction contemplated by this Agreement; and (b) Purchaser is purchasing the Property for business, commercial, investment or other similar purpose and not for use as Purchaser’s residence. Purchaser waives any and all rights or remedies it may have or be entitled to, deriving from disparity in size or from any significant disparate bargaining position in relation to Seller.

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11.3         Seller Released from Liability. Purchaser acknowledges that it will have the opportunity to inspect the Property during the Inspection Period, and during such period, observe its physical characteristics and existing conditions and the opportunity to conduct such investigation and study on and of the Property and adjacent areas as Purchaser deems necessary, and Purchaser hereby FOREVER RELEASES AND DISCHARGES Seller from all responsibility and liability, including without limitation, liabilities and responsibilities for the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date, and liabilities under the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended (“CERCLA”), regarding the condition, valuation, salability or utility of the Property, or its suitability for any purpose whatsoever (including, but not limited to, with respect to the presence in the soil, air, structures and surface and subsurface waters, of Hazardous Materials or other materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, and any structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Materials on, under, adjacent to or otherwise affecting the Property). Purchaser further hereby WAIVES (and by Closing this transaction will be deemed to have WAIVED) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, CERCLA) concerning the physical characteristics and any existing conditions of the Property, including, without limitation, the lessor’s obligations under the Leases relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the Effective Date. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental conditions on the Property and the risk that adverse physical characteristics and conditions, including, without limitation, the presence of Hazardous Materials or other contaminants, may not have been revealed by its investigation.

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11.4         “Hazardous Materials” Defined. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

11.5         Indemnity. Purchaser agrees to indemnify, defend and hold Seller harmless of and from any and all liabilities, claims, demands, and expenses of any kind or nature which arise or accrue after Closing and which are in any way related to the ownership, maintenance, or operation of the Property by Purchaser and its successors and assigns, including, without limitation, in connection with Hazardous Materials.

11.6         Survival. The terms and conditions of this Article 11 shall expressly survive the Closing, not merge with the provisions of any closing documents and shall be incorporated into the Deed.

Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth above.

Article 12
MISCELLANEOUS

12.1         Parties Bound; Assignment. This Agreement, and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon the heirs, personal representatives, successors, and assigns of each of the parties hereto. Purchaser may assign its rights under this Agreement upon the following conditions: (a) the assignee of Purchaser must be an entity controlling, controlled by, or under common control with Purchaser, (b) all of the Earnest Money must have been delivered in accordance herewith, (c) the Inspection Period shall be deemed to have ended, (d) the assignee of Purchaser shall assume all obligations of Purchaser hereunder, but Purchaser shall remain primarily liable for the performance of Purchaser’s obligations, and (e) a copy of the fully executed written assignment and assumption agreement shall be delivered to Seller at least ten days prior to Closing.

12.2         Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

12.3         Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

12.4         Governing Law. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state in which the Real Property is located.

12.5         Survival. The provisions of this Agreement that contemplate performance after the Closing and the obligations of the parties not fully performed at the Closing (other than any unfulfilled closing conditions which have been waived or deemed waived by the other party) shall survive the Closing and shall not be deemed to be merged into or waived by the instruments of Closing.

Purchase and Sale Agreement – Northcross Shopping Center	25

12.6         Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. All Exhibits hereto are incorporated herein by this reference for all purposes.

12.7         Time. Time is of the essence in the performance of this Agreement.

12.8         Confidentiality. Purchaser shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller; provided, however, that Purchaser may, subject to the provisions of Section 4.7, make disclosure of this Agreement to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Purchaser.

12.9         No Electronic Transactions. The parties hereby acknowledge and agree this Agreement shall not be executed, entered into, altered, amended or modified by electronic means except as provided in Section 12.13. Without limiting the generality of the foregoing, the parties hereby agree the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in the “Notices” section of this Agreement.

12.10         Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (b) by overnight delivery using a nationally recognized overnight courier, (c) by personal delivery, (d) by facsimile transmission during normal business hours with a confirmation copy delivered by another method permitted under this Section 12.10, or (e) by electronic mail addressed to the electronic mail address set forth in Section 1.3 for the party to be notified with a confirmation copy delivered by another method permitted under this Section 12.10. Notice given in accordance herewith for all permitted forms of notice other than by electronic mail, shall be effective upon the earlier to occur of actual delivery to the address of the addressee or refusal of receipt by the addressee (even if such addressee refuses delivery thereof). Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the information processing system designated by the recipient’s electronic mail address. Except for facsimile and electronic mail notices as described above, no notice hereunder shall be effective if sent or delivered by electronic means. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller.

12.11         Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

12.12         Calculation of Time Periods; Business Day. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a Business Day, in which event the period shall run until the end of the next day which is a Business Day. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. local time in the state in which the Real Property is located. As used herein, the term “Business Day” means any day that is not a Saturday, Sunday or legal holiday for national banks in the city in which the Real Property is located.

Purchase and Sale Agreement – Northcross Shopping Center	26

12.13         Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement and any amendments thereto, the parties may execute and exchange by telephone facsimile or portable document format (PDF) counterparts of the signature pages.

12.14         No Recordation. Without the prior written consent of Seller, there shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Purchaser without the prior written consent of Seller shall constitute a default hereunder by Purchaser, whereupon Seller shall have the remedies set forth in Section 10.1 hereof. In addition to any such remedies, Purchaser shall be obligated to execute an instrument in recordable form releasing this Agreement or memorandum or affidavit, and Purchaser’s obligations pursuant to this Section 12.14 shall survive any termination of this Agreement as a surviving obligation. Notwithstanding the foregoing, Purchaser shall have the right to make such filings with respect to this Agreement as may be required by the rules of the Securities and Exchange Commission (“SEC”), as reasonably interpreted by Purchaser’s counsel, including, but not limited to the filing of a copy of this Agreement with the SEC.

12.15         Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser.

12.16         Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

12.17         No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Purchaser’s indemnity obligation under Section 4.10 hereof.

12.18         Reporting Person. Purchaser and Seller hereby designate the Title Company as the “reporting person” pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986, as amended.

12.19         Mandatory Arbitration. The parties have agreed to submit disputes to mandatory arbitration in accordance with the provisions of Exhibit I hereto and made a part hereof for all purposes. Each of Seller and Purchaser waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in Exhibit I. The waiver of this Section 12.19 will not prevent Seller or Purchaser from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein or as expressly permitted by Section 10.1 hereof. The terms of this Section 12.19 shall survive (a) the termination of this Agreement, and (b) the Closing.

Purchase and Sale Agreement – Northcross Shopping Center	27

12.20         Books and Records. Purchaser has advised Seller that Purchaser may be required to file, in compliance with certain laws and regulations (including, without limitation, Regulation S-X of the SEC), audited financial statements, pro forma financial statements and other financial information related to the Property for up to three (3) fiscal years prior to Closing and any interim period during the fiscal year in which the Closing occurs (the “Financial Information”). Following the Closing, Seller agrees to use its commercially reasonable efforts to cooperate with Purchaser and its representatives and agents in the preparation of the Financial Information that relates to the period that Seller has owned the Property; provided, however, Seller shall not be required to incur any out of pocket expenses or costs unless Purchaser pays Seller for the same. To the extent Seller does not deliver to Purchaser such books and records of Seller following closing, Seller shall maintain such books and records of Seller reasonably related to the Property for a period of three (3) years following the Closing. Further, so long as Seller’s Representatives remain in the employ of Seller or an affiliate of Seller, Seller will make such persons available for interview.  Notwithstanding the foregoing, Seller shall not be required to provide any information concerning (a) Seller’s capital structure or debt, (b) Seller’s financial analyses or projections, investment analyses, account summaries or other documents prepared solely for Seller’s internal purposes and not directly related to the operation of the Property, (c) Seller’s tax returns, or (d) financial statements of Seller or any affiliate of Seller (other than Seller’s Property-level financial statements).  Purchaser acknowledges Purchaser may not use the results of its review under this Section to pursue any claim against Seller under the terms of this Agreement, unless Purchaser proves that the basis of the claim was discovered by Purchaser or its representatives or agents independently of any such review.

12.21         Seller Debts. For purposes hereof, “Seller Debts” shall mean the debts, liabilities, taxes, obligations and claims of Seller with respect to all payments and benefits to past and/or present employees of Seller in connection with the business being conducted on or from the Real Property as may have accrued through Closing (including, but not limited to, salaries, wages, commissions, bonuses, vacation pay, health and welfare contributions, pensions, profit sharing, severance or termination pay, or any other form of compensation or fringe benefit). The parties acknowledge that the purchase and sale of the Property involves only the purchase and sale of the Property and that Seller is not selling a business nor do the parties intend that Purchaser be deemed a successor of Seller with respect to any liabilities of Seller to any third parties other than (a) the tenants under the Leases, (b) for Leasing Costs, (c) for Taxes, (d) for matters or conditions accepted or assumed by Purchaser pursuant to this Agreement, the Deed or the Assignment, (e) the Pending Litigation Settlement, (f) for any matters for which Purchaser receives a credit at Closing, and (g) pursuant to the Permitted Exceptions. Purchaser shall not assume the Seller Debts, which shall be solely those of Seller, and Seller hereby agrees to indemnify, defend and hold harmless Purchaser against any loss, cost, liability, damage or expense with respect thereto. In no event shall this Section 12.21 diminish or modify, or be deemed to diminish or modify, the disclaimers and other agreements set forth in this Agreement, including without limitation Article 11. This Section shall survive Closing.

12.22         Material Adverse Change. In the event that Wal-Mart and/or Walgreen’s shall, during the period after the Inspection Period but before Closing, cease operations from the Real Property, announce that they shall cease operations from the Real Property, file for bankruptcy protection or announce that they will be filing for bankruptcy protection, then, notwithstanding anything to the contrary in this Agreement, Purchaser may terminate this Agreement on notice thereof and thereupon Escrow Agent shall promptly refund the Earnest Money to Purchaser.

Purchase and Sale Agreement – Northcross Shopping Center	28

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

Purchase and Sale Agreement – Northcross Shopping Center	29

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

NORTHCROSS PROPERTY, LLC

AND

THE PHILLIPS EDISON GROUP LLC

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

NORTHCROSS PROPERTY, LLC, a Delaware limited liability company
Date executed by Seller
	By:	/s/ Scott McGrory
5/28/13	Name:	Scott McGrory
	Title:	Asst. Secretary

SIGNATURE PAGE

Purchase and Sale Agreement – Northcross Shopping Center

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

NORTHCROSS PROPERTY, LLC

AND

THE PHILLIPS EDISON GROUP LLC

PURCHASER:

THE PHILLIPS EDISON GROUP LLC, an Ohio limited liability company

Date executed by Purchaser	By:	Phillips Edison Limited Partnership, a Delaware limited partnership, Managing Member

5/24/13		By:	Phillips Edison & Company, Inc., a
Maryland corporation, General Partner

			By:	/s/ Robert F. Myers
			Name:	Robert F. Myers
			Title:	President

SIGNATURE PAGE

Purchase and Sale Agreement – Northcross Shopping Center

JOINDER BY ESCROW AGENT

Escrow Agent has executed this Agreement in order to confirm that Escrow Agent has received and shall hold the Initial Earnest Money required to be deposited under this Agreement and the interest earned thereto, in escrow, and shall disburse the Earnest Money, and the interest earned thereon, pursuant to the provisions of this Agreement.

ALAMO TITLE COMPANY

Date executed by Escrow Agent	By:	/s/ M. John Hamilton S.V.P.
	Name:	M. John Hamilton
5/28/2013	Title:	Senior Vice President

JOINDER

Purchase and Sale Agreement – Northcross Shopping Center

LIST OF EXHIBITS

Exhibit A	-	Legal Description of Land

Exhibit B	-	Special Warranty Deed

Exhibit C	-	Bill of Sale, Assignment and Assumption of Leases and Contracts

Exhibit D	-	FIRPTA Certificate

Exhibit E	-	Pending Litigation

Exhibit F	-	Notice to Tenants

Exhibit G	-	Intentionally Omitted

Exhibit H	-	Rent Roll

Exhibit I	-	Mandatory Arbitration

Exhibit J	-	Permitted Title Exceptions

LIST OF EXHIBITS

Purchase and Sale Agreement – Northcross Shopping Center

Exhibit A

LEGAL DESCRIPTION OF LAND

All that parcel or parcels of real property located in Travis County, State of Texas, and more particularly described as follows:

TRACT 1: Lots 1-A, 1-B, 1-C and 1-D, Block “A” of the RESUBDIVISION OF LOT 1, BLOCK “A” REPLAT OF LOT 3-F THIRD RESUBDIVISION OF LOT 3 NORTHCROSS SECTION TWO, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200900024 of the Official Public Records of Travis County, Texas.

TRACT 2: Non-Exclusive Easement for the benefit of Tract 1, created by MRO N Cross, Inc., in that certain Declaration of Easements, Covenants and Restrictions dated July 30, 2004, recorded under Document No. 2004148476 of the Official Public Records of Travis County, Texas; being over and across Lots 2 and 3, Block “A” of the REPLAT OF LOT 3-F THIRD RESUBDIVISION OF LOT 3 NORTHCROSS SECTION TWO, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200400197 of the Official Public Records of Travis County, Texas, as more particularly described in said Declaration.

TRACT 3: Non-Exclusive Easement and right of way for the benefit of Tract 1 for free and uninterrupted use and privilege of vehicular and pedestrian ingress and egress over and across all sidewalks and walkways situated on Lots 3-C and 3-D of the RESUBDIVISION OF A PORTION OF LOT 3, NORTHCROSS SECTION TWO, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 75, Page 320 of the Plat Records of Travis County, Texas, as granted and/or purported to be granted in Grant of Easement dated August 22, 1977, recorded in Volume 5911, Page 1801 of the Deed Records of Travis County, Texas.

TRACT 4: Non-Exclusive Easement and right of way for the benefit of Tract 1 for free and uninterrupted use and privilege of pedestrian ingress and egress over and across all sidewalks and walkways situated on Lots 3-A and 3-B of the RESUBDIVISION OF A PORTION OF LOT 3, NORTHCROSS SECTION TWO, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 75, Page 320 of the Plat Records of Travis County, Texas, as granted and/or purported to be granted in Grant of Easement dated September 8, 1977, recorded in Volume 5929, Page 769 of the Deed Records of Travis County, Texas.

TRACT 5: Non-Exclusive Easements for the benefit of Tract 1 for ingress, egress, delivery and passage of motor vehicles and pedestrians over and across the drives and certain specified curb cuts on a 1.915 acre tract known as Lot A of the J. HARRIS ADDITION, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded in Volume 81, Page 152 of the Plat Records of Travis County, Texas, as granted and/or purported to be granted in Reciprocal Access and Parking Easement Agreement dated October 19, 2001, recorded under Document No. 2001178982 of the Official Public Records of Travis County, Texas, and Amendment thereto recorded under Document No. 2011138998 of the Official Public Records of Travis County, Texas.

TRACT 6: Non-Exclusive Easements for the benefit of Tract 1 for ingress, egress, delivery and passage of motor vehicles and pedestrians over and across those certain 6 parcels of land described in Agreement for Access and Utilities dated April 22, 1976, recorded in Volume 5418, Page 2033 of the Deed Records of Travis County, Texas.

Purchase and Sale Agreement – Northcross Shopping Center	A-1

Exhibit B

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF TRAVIS	§

NORTHCROSS PROPERTY, LLC, a Delaware limited liability company (“Grantor”), for and in consideration of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, and CONVEY unto _________________________, a ____________________ (“Grantee”) the tract or parcel of land in Travis County, Texas, described in Exhibit A, together with all rights, titles, and interests appurtenant thereto including, without limitation, Grantor’s interest, if any, in any and all adjacent streets, alleys, rights of way and any adjacent strips and gores (such land and interests are hereinafter collectively referred to as the “Property”).

This Special Warranty Deed and the conveyance hereinabove set forth is executed by Grantor and accepted by Grantee subject to the matters described in Exhibit B hereto and incorporated herein by this reference, to the extent the same are validly existing and applicable to the Property (hereinafter referred to collectively as the “Permitted Exceptions”).

Grantee acknowledges that Grantee has independently and personally inspected the Property. The Property is hereby conveyed to and accepted by Grantee in its present condition, “AS IS, WITH ALL FAULTS, AND WITHOUT ANY WARRANTY WHATSOEVER, EXPRESS OR IMPLIED.” Notwithstanding anything contained herein to the contrary, it is understood and agreed that Grantor and Grantor’s agents or employees have never made and are not now making, and they specifically disclaim, any warranties, representations or guaranties of any kind or character, express or implied, oral or written, with respect to the Property, including, but not limited to, warranties, representations or guaranties as to (a) matters of title (other than Grantor’s warranty of title set forth herein), (b) environmental matters relating to the Property or any portion thereof, including, without limitation, the presence of Hazardous Materials (as defined in the purchase and sale agreement, the “Sale Agreement” between Grantor and Grantee) in, on, under or in the vicinity of the Property, (c) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, limitations regarding the withdrawal of water, and geologic faults and the resulting damage of past and/or future faulting, (d) whether, and to the extent to which the Property or any portion thereof is affected by any stream (surface or underground), body of water, wetlands, flood prone area, flood plain, floodway or special flood hazard, (e) drainage, (f) soil conditions, including the existence of instability, past soil repairs, soil additions or conditions of soil fill, or susceptibility to landslides, or the sufficiency of any undershoring, (g) the presence of endangered species or any environmentally sensitive or protected areas, (h) zoning or building entitlements to which the Property or any portion thereof may be subject, (i) the availability of any utilities to the Property or any portion thereof including, without limitation, water, sewage, gas and electric, (j) usages of adjoining property, (k) access to the Property or any portion thereof, (l) the value, compliance with the plans and specifications, size, location, age, use, design, quality, description, suitability, structural integrity, operation, title to, or physical or financial condition of the Property or any portion thereof, or any income, expenses, charges, liens, encumbrances, rights or claims on or affecting or pertaining to the Property or any part thereof, (m) the condition or use of the Property or compliance of the Property with any or all Regulation federal, state or local ordinances, rules, regulations or laws, building, fire or zoning ordinances, codes or other similar laws, (n) the existence or non-existence of underground storage tanks, surface impoundments, or landfills, (o) any other matter affecting the stability and integrity of the Property, (p) the potential for further development of the Property, (q) the merchantability of the Property or fitness of the Property for any particular purpose, (r) the truth, accuracy or completeness of the Property Documents, (s) tax consequences, or (t) any other matter or thing with respect to the Property. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE SALE AGREEMENT, GRANTOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND TO GRANTEE, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, OR THEIR SUITABILITY FOR ANY PARTICULAR PURPOSE OR OF MERCHANTABILITY. GRANTEE IS RELYING ON ITS INVESTIGATIONS OF THE PROPERTY IN DETERMINING WHETHER TO ACQUIRE IT. THE PROVISIONS OF THIS PARAGRAPH ARE A MATERIAL PART OF THE CONSIDERATION FOR GRANTOR EXECUTING THIS SPECIAL WARRANTY DEED, AND SHALL SURVIVE CLOSING.

Purchase and Sale Agreement – Northcross Shopping Center	B-1

TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the title to the Property unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor but not otherwise, subject to the Permitted Exceptions.

Grantee’s address is: __________________________.

EXECUTED as of _____________________, 2013.

NORTHCROSS PROPERTY, LLC, a Delaware limited liability company

By:
Name:
Title:

THE STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

This instrument was acknowledged before me on _____________, 2013, by ______________________________, ____________________ of Northcross Property, LLC, a Delaware limited liability company, on behalf of said limited liability company.

Notary Public, State of Texas

Purchase and Sale Agreement – Northcross Shopping Center	B-2

EXHIBIT A

[Description of the Property]

Purchase and Sale Agreement – Northcross Shopping Center	B-3

EXHIBIT B

[Permitted Exceptions]

Purchase and Sale Agreement – Northcross Shopping Center	B-4

Exhibit C

BILL OF SALE and ASSIGNMENT AND ASSUMPTION

OF LEASES

(Northcross Shopping Center)

THIS BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS (this “Bill of Sale”) is made as of the __________ day of _______________, 2013, by and between NORTHCROSS PROPERTY, LLC, a Delaware limited liability company (“Assignor”), and ______________________________, a ____________________ (“Assignee”).

WITNESSETH:

For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.          Assignor hereby sells, transfers, assigns and conveys to Assignee the following:

(a)          All right, title and interest of Assignor in and to all tangible personal property (“Personalty”) set forth in the inventory on Exhibit A hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located in the County of Travis, State of Texas, as more particularly described in Exhibit B hereto and made a part hereof (“Real Property”), but excluding tangible personal property owned or leased by Assignor’s property manager or the tenants of the Real Property under the Tenant Leases (as defined below).

(b)          All right, title and interest of Assignor in and to those certain leases described on Exhibit C hereto and made a part hereof (the “Tenant Leases”), relating to the leasing of space in the Real Property and all of the rights, interests, benefits and privileges of the lessor thereunder, and to the extent Assignee has not received a credit therefor under the Purchase Agreement (as defined below), all prepaid rents and security and other deposits held by Assignor under the Tenant Leases and not credited or returned to tenants, but subject to all terms, conditions, reservations and limitations set forth in the Tenant Leases.

(c)          All right, title and interest of Assignor in and to the settlement of the claims and litigation described on Exhibit D attached hereto and made a part hereof (the “Litigation Settlement”).

2.          This Bill of Sale is given pursuant to that certain Purchase and Sale Agreement (as amended, the “Purchase Agreement”) dated as of ____________, 2013, between Assignor and Assignee, providing for, among other things, the conveyance of the Personalty, the Tenant Leases and the Contracts.

3.          As set forth in Article 11 of the Purchase Agreement, which is hereby incorporated by reference as if herein set out in full and except as set forth herein, the property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE TEXAS UNIFORM COMMERCIAL CODE.

Purchase and Sale Agreement – Northcross Shopping Center	C-1

4.          Assignee hereby accepts the assignment of the Personalty and the Tenant Leases and agrees to assume and discharge, in accordance with the terms thereof all of the obligations thereunder arising or accruing from and after the date hereof, including, without limitation, the obligations and duties of Assignor relating to any tenant deposits either assigned to Assignee or for which Assignee received a credit from Assignor pursuant to the Purchase Agreement. Assignee releases Assignor from any and all obligations, duties and liabilities relating to the lessor’s obligations under the Tenant Leases relating to the physical, environmental or legal compliance status of the Real Property, whether arising before or after the date hereof (including, without limitation, the Litigation Settlement). Additionally, but without limiting the generality of the foregoing, Assignee agrees to assume and discharge all leasing commissions, costs for tenant improvements, legal fees and other costs and expenses incurred with respect to Tenant Leases and Tenant Lease renewals and extensions executed subsequent to the Effective Date of the Agreement and those set forth on Exhibit E hereto. Assignee further agrees that Assignor shall have no further responsibility, liability or obligation with respect to the Litigation Settlement and Assignee hereby accepts the assignment of the Litigation Settlement and agrees to assume all of Assignor’s obligations and liabilities thereunder, whether arising or accruing before or after the date hereof. Assignee agrees to indemnify and hold harmless Assignor from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignee’s failure to perform any of the foregoing obligations.

5.          Assignor agrees to indemnify and hold harmless Assignee from any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Assignor’s failure to perform any of the obligations of Assignor under the Tenant Leases, to the extent accruing prior to the date hereof, excluding all of the lessor’s obligations under the Tenant Leases relating to the physical, environmental or legal compliance status of the Real Property (whether accruing before or after the date hereof, and including, without limitation, the Litigation Settlement).

6.          This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Purchase and Sale Agreement – Northcross Shopping Center	C-2

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the date first above written.

ASSIGNOR:

NORTHCROSS PROPERTY, LLC, a Delaware limited liability company

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:
Title:

[INSERT APPROPRIATE ACKNOWLEDGMENTS FOR THE STATE]

Exhibit A	Personalty
Exhibit B	Real Property
Exhibit C	Tenant Leases
Exhibit D	Litigation Settlement
Exhibit E	Lease Costs and Expenses

Purchase and Sale Agreement – Northcross Shopping Center	C-3

Exhibit D

FIRPTA CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform ______________________________ (“Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by ______________________________ (“Transferor”), the beneficial owner of Northcross Property, LLC (U.S. employer identification number ____________________), the undersigned, in his capacity as ______________________________ of ______________________________, but not individually, hereby certifies to Transferee the following on behalf of Transferor:

1.          Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.          Transferor is not a disregarded entity as defined in Section 1.1445 2(b)(2)(iii);

3.          Transferor’s U.S. employer identification number is ___________; and

4.          Transferor’s office address is _________________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Dated as of _______________, 2013.

___ ,
a ___

By:
Name:
Title:
Date:

Purchase and Sale Agreement – Northcross Shopping Center	D-1

THE STATE OF TEXAS	§
§
COUNTY OF TARRANT	§

This instrument was acknowledged before me on _______________, 2013, by ______________________________, ____________________ of ______________________________, a ____________________, on behalf of said ____________________.

Notary Public, State of Texas

SWORN TO AND SUBSCRIBED BEFORE ME by ______________________________ on _______________, 2013.

Notary Public, State of Texas

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Exhibit E

PENDING LITIGATION

Bonnie Kramer v. Northcross Property, LLC, a civil action pending in the United States District Court for the Western Division of Texas, Austin Division, filed under Civil Action No. 1:12-CV-1056-LY.

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Exhibit F

NOTICE TO TENANTS

_____________, ____

Dear Tenant:

You are hereby notified that Northcross Property, LLC (“Seller”), the current owner of Northcross Shopping Center in Austin, Texas (the “Property”) and the current owner of the landlord’s interest in your lease in the Property, has sold the Property to [Purchaser] (“New Owner”), as of the above date. In connection with such sale, Seller has assigned and transferred its interest in your lease and your security deposit thereunder in the amount of $_______________ (the “Security Deposit”) to New Owner, and New Owner has assumed and agreed to perform all of the landlord’s obligations under your lease (including any obligations set forth in your lease or under applicable law to repay or account for the Security Deposit) from and after such date. New Owner acknowledges that New Owner has received and is responsible for the Security Deposit.

Accordingly, (a) all your obligations under the lease from and after the date hereof, including your obligation to pay rent, shall be performable to and for the benefit of New Owner, its successors and assigns, and (b) all the obligations of the landlord under the lease, including any obligations thereunder or under applicable law to repay or account for the Security Deposit, shall be the binding obligation of New Owner and its successors and assigns. Unless and until you are otherwise notified in writing by New Owner, the address of New Owner for all purposes under your lease is:

Very truly yours,

SELLER:
NORTHCROSS PROPERTY, LLC, a Delaware
limited liability company

By:
Name:
Title:

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NEW OWNER:

By:
Name:
Title:

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Exhibit G

INTENTIONALLY OMITTED

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Exhibit I

MANDATORY ARBITRATION

The parties have agreed to submit disputes to mandatory arbitration in accordance with the following provisions:

1.          Arbitration.

(a)          General. Any dispute among Seller and Purchaser as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in Fort Worth, Texas.

(b)          Selection of Arbitrator. If arbitration is required to resolve a dispute among Seller and Purchaser, either Seller or Purchaser may select one person to act as the arbitrator for resolution of the dispute (the first party to give written notice of its proposed arbitrator to the other party hereto shall be the “Initiating Party”). The person so selected by the Initiating Party (i) shall not be an affiliate of any party to the dispute in question, and (ii) shall have his name on a list of arbitrators approved by the American Arbitration Association (“AAA”), Judicial Arbitration and Mediation Services, Inc. or another entity then active in arbitration. The Initiating Party shall give written notice to the other party hereto specifying the person selected by the Initiating Party to act as the arbitrator for resolution of that dispute. The other party hereto shall have the right to object to the qualifications or independence of the person so selected by the Initiating Party to act as the arbitrator for resolution of that dispute. If, within ten Business Days after the Initiating Party gives written notice specifying the person selected by the Initiating Party to act as arbitrator, the Initiating Party has not received a writing from the other party hereto objecting to the qualifications or independence of the person so selected by the Initiating Party, the person selected by the Initiating Party shall act as the arbitrator for resolution of the dispute in question. If, within ten Business Days after the Initiating Party gives written notice specifying the person selected by the Initiating Party to act as arbitrator, the Initiating Party receives a writing from the other party hereto objecting to the qualifications or independence of the person so selected by the Initiating Party, the person so selected by the Initiating Party shall not serve as the arbitrator for resolution of the dispute, and if the parties have not mutually otherwise agreed on an arbitrator within five Business Days after written notice of the objection, either party hereto may request the Fort Worth office of the AAA to select one person to act as the arbitrator for resolution of the dispute.

(c)          Rules of Arbitration. The arbitrator selected pursuant to Section 1(b) above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrator may use the rules of AAA for commercial arbitration but is encouraged to adopt the rules the arbitrator deems appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrator may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) accept evidence of property values without formal appraisals and upon such information provided by Seller and Purchaser or other persons and otherwise minimize discovery procedures as the arbitrator deems appropriate, (iii) act upon his understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs of the issue prepared by any party, (iv) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (v) impose any other rules which the arbitrator believes appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrator (A) shall permit each side no more than two depositions (including any deposition of experts), which depositions may not exceed four hours each, one set of ten interrogatories (inclusive of sub-parts) and one set of five document requests (inclusive of sub-parts), (B) shall not permit any requests for admissions, (C) shall limit the hearing, if any, to two days, and (D) shall render his or her decision within 60 days of the filing of the arbitration.

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(d)          Costs of Arbitration. The arbitrator will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

(e)          Award of Arbitrator. Any award made by the arbitrator shall be binding on Seller, Purchaser and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

(f)          Governing Law; Actual Damages; Etc. In reaching any determination or award, the arbitrator will apply the laws of the state in which the Property is located. Except as permitted under Section 1(d) above, the arbitrator’s award will be limited to actual damages and will not include punitive or exemplary damages. Nothing contained in this Agreement will be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement. All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within 14 days after the date of notice and demand for arbitration is given.

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Exhibit J

PERMITTED TITLE EXCEPTIONS

1.	The restrictive covenants of record are Volume 76, Page 361 of the Plat Records, Volume 6060, Page 2178 of the Deed Records and Document No(s). 200400197, 2004148476, 2007070791, 2007166478, 200900024, 2009030166 and 2010092811 of the Official Public Records, all of Travis County, Texas. (ALL TRACTS)

2.	Non-exclusive easement(s) for vehicular and pedestrian ingress and egress granted to Northcross One, a Texas joint venture by instrument dated August 22, 1977, recorded in Volume 5911, Page 1801 of the Deed Records of Travis County, Texas and further assigned by Assignment of Collateral Rights and Easements recorded in Volume 6060, Page 2194 of the Deed Records of Travis County, Texas, and as noted on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1, 2 AND 3)

3.	Non-exclusive easement(s) for ingress and egress and storm sewer line and easement granted to Northcross One, a Texas joint venture by instrument dated September 8, 1977, recorded in Volume 5929, Page 769 of the Deed Records of Travis County, Texas and further assigned by Assignment of Collateral Rights and Easements recorded in Volume 6060, Page 2194 of the Deed Records of Travis County, Texas, and as noted on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1, 2 AND 4)

4.	Terms, conditions and stipulations of that certain Agreement for Access and Utilities dated April 22, 1976, recorded in Volume 5418, Page 2033 of the Deed Records and further assigned by Assignment of Collateral Rights and Easements recorded in Volume 6060, Page 2194 of the Deed Records of the Real Property Records, all of Travis County, Texas, and as noted on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (AS TO VEHICULAR AND PEDESTRIAN AND ACCESS ONLY-TRACTS 1, 2 AND 6)

5.	Public utility easements granted to the City of Austin by instrument dated September 15, 1977, recorded in Volume 5932, Page 339 of the Deed Records of Travis County, Texas. The same, or a portion thereof, is shown on the plat(s) recorded under Document No(s). 200400197 and 200900024 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1 AND 2)

6.	Exclusive and general easement(s) granted to Texas American Bank/Austin by instrument dated August 27, 1986, recorded in Volume 9857, Page 895 of the Real Property Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. . (TRACTS 1 AND 2)

7.	Electric easement 10 feet in width, existing drainage easement 30 feet in width along Northcross Drive and building setback lines located 30 and 25 feet from Northcross Drive and 25 feet from Burnet Road and building setback line 25 feet in width along the West Anderson Lane, as shown on the Plat(s) recorded in Volume 76, Page(s) 361 of the Plat Records and under Document No(s). 200400197 and 200900024 of the Official Public Records, both of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1 AND 2)

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8.	Open drainage ditch or enclosed storm sewer easement granted to the City of Austin by instrument dated May 8, 1969, recorded in Volume 3692, Page 1422 of the Deed Records of Travis County, Texas; the same being shown on the plats recorded under Document No(s). 200400197 and 200900024 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1 AND 2)

9.	Ingress and egress easement as set forth by instrument dated December 28, 1970, recorded in Volume 3980, Page 25 of the Deed Records of Travis County, Texas, and as noted on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1 AND 2)

10.	Underground electric and telephone line easement 10 feet in width granted to the City of Austin by instrument dated June 20,1974, recorded in Volume 4955, Page 1561 of the Deed Records of Travis County, Texas. The same, or a portion thereof, is shown on the plat(s) recorded under Document No(s). 200400197 and 200900024 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

11.	Drainage easement granted to the City of Austin by instrument dated October 11, 2001, recorded under Document No. 2001172674 of the Official Public Records of Travis County, Texas. The same, or a portion thereof, is shown on the plat(s) recorded under Document No(s). 200400197 and 200900024 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

12.	Reciprocal Access and Parking Easement(s), the terms, conditions and stipulations of which are set forth in that certain Reciprocal Access and Parking Easement Agreement dated October 19, 2001, recorded under Document No. 2001178982 of the Official Public Records of Travis County, Texas, as affected by Amendment thereto recorded under Document No. 2011138998 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1,2 AND 5)

13.	Terms, conditions, stipulations and easements as set forth in that certain Declaration of Easements, Covenants and Restrictions dated July 30, 2004, recorded under Document No. 2004148476 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACTS 1 and 2)

14.	Electric utility easement granted to the City of Austin by instrument dated July 28, 2006, recorded under Document No. 2006147791 of the Official Public records of Travis County, Texas, and as noted on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013.(TRACT 1)

15.	Water line easement granted to the City of Austin by instrument dated May 9, 2007, recorded under Document No. 2007085679 of the Official Public Records of Travis County, Texas; the same being shown on the plat recorded under Document No. 200900024 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

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16.	Underground electric utility easement granted to the City of Austin by instrument dated February 26, 2008, recorded under Document No. 2008040129 of the Official Public Records of Travis County, Texas; the same being shown on the plat recorded under Document No. 200900024 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

17.	Wastewater easement granted to the City of Austin by instrument dated November 10, 2008, recorded under Document No. 2008184534 of the Official Public Records of Travis County, Texas; the same being shown on the plat recorded under Document No. 200900024 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

18.	Terms, conditions and provisions pursuant to that certain Declaration of Easements and Restrictive Covenant Regarding Unified Development and Maintenance of Drainage Facilities dated December 22, 2008, created by Lincoln Northcross, Ltd., recorded under Document No. 2009030166 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

19.	The terms, conditions and stipulations set out in that certain Easement Agreement dated May 4, 2009, by and between Lincoln Northcross Ltd., as Grantor and Texas Gas Service Company, as Grantee, recorded under Document No. 2009071820 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

20.	Wastewater easement granted to the City of Austin, by instrument dated December 8, 2009, recorded under Document No. 2009205296 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

21.	Correction water easement granted to the City of Austin, by instrument dated December 4, 2009, recorded under Document No. 2009205297 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

22.	The terms, conditions and stipulations set out in that certain Easement Agreement dated December 21, 2009, by and between Lincoln Northcross, Ltd. and Wal-Mart Stores Texas, LLC, recorded under Document No. 2010005340 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

23.	Terms, conditions, covenants and provisions pursuant to that certain Development Agreement dated July 28, 2007, by and between Lincoln Northcross, Ltd., and Wal-Mart Store Texas, LLC evidenced by Memorandum of Development Agreement recorded under Document No. 2010019589 of the Official Public Records of Travis County, Texas, and as noted on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

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24.	The terms, conditions and stipulations set out in that certain Easement Agreement by and between Lincoln Northcross, Ltd., as Grantor and Texas Gas Service Company as Grantee dated November 23, 2009, recorded under Document No. 2010071206 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

25.	The terms, conditions and stipulations of that certain Right of Way Encroachment License Agreement by and between the City of Austin and Lincoln Northcross Ltd. dated March 16, 2011, recorded under Document No. 2011038983, and Affidavit Declaring License Agreement recorded under Document No. 2011038984, both of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 1)

26.	Electric utility easement granted to the City of Austin by instrument dated April 6, 2007, recorded under Document No. 2007066259 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 3)

27.	Drainage easement granted to the City of Austin by instrument dated October 11, 2001, recorded under Document No. 2001172675 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 5)

28.	Electric utility easement granted to the City of Austin by instrument dated October 11, 2001, recorded under Document No. 2001173699 of the Official Public Records of Travis County, Texas, and as shown on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 5)

29.	Electric utility easement granted to the City of Austin by instrument dated June 21, 2002, recorded under Document No. 2002119213 of the Official Public Records of Travis County, Texas, and as noted on survey prepared by Jonathan O. Nobles, RPLS No. 5777, dated March 11, 2011 and revised January 29, 2013. (TRACT 5)

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